Exhibit 99.1

PRESS RELEASE

Contact:	Bill Foust	Paul Roberts
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES THIRD QUARTER 2005 RESULTS
AND QUARTERLY DIVIDEND

Net Income of $5.8 million and Diluted Earnings Per Share of $0.37 down 44 percent and 45 percent, respectively

Alpharetta, GA, October 27, 2005.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2005		2004
	Third Quarter	YTD	Third Quarter	YTD
Net Sales	$165.7	$494.5	$164.1	$485.6
Operating Profit	$10.7	$31.0	$16.7	$42.9
Net Income	$5.8	$16.6	$10.3	$25.5
Earnings Per Share — Diluted	$0.37	$1.07	$0.67	$1.65
Average Shares - Diluted	15.4	15.5	15.3	15.4

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported that third quarter 2005 net income was $5.8 million compared with net income of $10.3 million in the third quarter of 2004, a decline of 44 percent.  Diluted earnings per share were $0.37 compared with diluted earnings per share of $0.67 in the prior-year quarter, a 45 percent decrease.

Third Quarter 2005 Results

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s financial results for the third quarter of 2005 were below the prior-year level but consistent with our recent expectations.  The financial results reflected higher purchased energy, purchased materials and employee labor rates, lower paper production volumes, unfavorable currency exchange rate impacts and increased interest expense.  These unfavorable factors were partially offset by lower nonmanufacturing expenses.  Throughout 2005, we have been unable to consistently pass inflationary cost increases on to customers through higher selling prices.”

Consolidated net sales were $165.7 million for the quarter compared with $164.1 million in the same period a year ago.  Changes in currency exchange rates, related to the stronger Brazilian real and euro compared with the U.S. dollar, contributed $1.6 million to net sales. Somewhat

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higher average selling prices had a favorable $0.4 million impact on the net sales comparison, as higher average selling prices in the United States offset lower average selling prices in the French and Brazilian operations.  Changes in sales volumes had an unfavorable impact on the net sales comparison of $0.4 million.

Total sales volumes increased by 1 percent for the quarter compared with the third quarter of 2004.  Sales volumes for the Brazilian business improved by 6 percent, as increased sales of tobacco-related papers more than offset a decline in commercial and industrial papers.  Sales volumes for the French segment were essentially unchanged in total, with increased sales volumes of reconstituted tobacco leaf (RTL) products offsetting lower sales volumes in the tobacco-related papers business.  Sales volumes in the United States decreased by 1 percent, with lower sales of tobacco-related papers more than offsetting increased sales of commercial and industrial papers.

Operating profit was $10.7 million for the quarter, a decline of $6.0 million, or 36 percent, from the $16.7 million operating profit for the third quarter of 2004.

Inflationary cost increases unfavorably impacted operating results by $4.0 million in the quarter.  Purchased energy costs increased by $2.0 million compared with the third quarter of 2004, with higher costs experienced in all business units, related to higher electricity, fuel oil and natural gas costs. Inflationary increases for purchased materials other than wood pulp had an unfavorable impact on the operating results of $2.1 million, driven largely by increased chemical costs.  Higher labor rates increased manufacturing expenses by $0.8 million during the quarter. Changes in per ton wood pulp costs lowered the Company’s operating expenses by $0.9 million compared with the prior-year quarter.  The average per ton list price of northern bleached softwood kraft pulp was $625 per metric ton in the third quarter of 2005 compared with $670 per metric ton in the third quarter of 2004.

Nonmanufacturing costs declined by $1.2 million, or 8 percent, during the quarter due to reduced compensation, sales commission and research expenses.

Operating profit for the French segment totaled $11.7 million in the quarter, $4.7 million less than in the third quarter of 2004.  The decrease in profitability reflected lower product selling prices, a less favorable sales mix, increased purchased energy, purchased materials and labor expenses and unfavorable impacts of volume changes.  These unfavorable factors were partially offset by lower nonmanufacturing costs.

Operating profit in Brazil declined by $1.6 million from the third quarter of 2004, to a loss of $0.2 million.  The benefits of increased sales volumes and improved mill operations were more than offset by unfavorable currency impacts of $1.1 million, lower average selling prices for commercial and industrial papers and increased wood pulp and purchased energy expenses.

The U.S. business unit had $800,000 in operating profit during the quarter, unchanged from the prior-year quarter.  The benefits of improved mill operations, somewhat higher average selling prices, a favorable pension expense adjustment and lower nonmanufacturing expenses were partially offset by increased purchased energy, purchased materials and labor expenses as well as unfavorable fixed cost absorption due to lower paper production.  In addition, the decision was made during the quarter to exit the cigarette paper booklets business.  The booklets operation had an unfavorable impact of $1.1 million during the quarter, including accelerated depreciation on the related production assets.  During the third quarter of 2004, start-up costs totaling $900,000 were incurred related to the operation of a rebuilt cigarette paper machine at the Spotswood,

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New Jersey mill.

The effective income tax rate was 24 percent for the quarter compared with 26 percent in the third quarter of 2004.

Net income for 2005 was $5.8 million, a 44 percent decline compared with net income of $10.3 million in the third quarter of 2004.  Diluted earnings per share decreased by 45 percent to $0.37 compared with earnings per share of $0.67 for the prior-year quarter.

Year-To-Date Results

Net sales were $494.5 million for the first nine months of 2005, a 2 percent increase compared with 2004.  Changes in currency exchange rates, related to the stronger euro and Brazilian real versus the dollar, increased net sales by $11.1 million.  Lower average selling prices decreased net sales by $2.2 million during the first nine months of 2005. Total sales volumes decreased by 1 percent compared with the prior year but, as a result of changes in product sales mix, volume changes did not impact the net sales comparison.  Sales volumes for the French segment declined by 4 percent, sales volumes for the Brazilian business improved by 5 percent and U.S. sales volumes increased by 6 percent.

Operating profit for the first nine months of 2005 totaled $31.0 million, an $11.9 million, or 28 percent, decrease from $42.9 million in the comparable prior-year period.  Year-to-date operating profit in 2005 was unfavorably affected by the mix of products sold, lower average selling prices, decreased sales volumes, unfavorable currency impacts of $3.2 million and increased purchased energy, wood pulp, purchased materials and labor expenses.  Inflationary cost increases unfavorably impacted operating expenses by $14.8 million during the first nine months of 2005.  These negative factors were partially offset by improved mill operations in each business unit and $3.7 million of lower nonmanufacturing expenses. During the first nine months of 2004, $1.2 million of Paris, France office closure expenses were incurred in addition to $1.8 million of start-up expenses related to a rebuilt cigarette paper machine in the United States and $0.6 million of RTL production line start-up costs in France.  Start-up costs totaling $0.8 million were incurred during the first nine months of 2005 related to the start-up of paper manufacturing equipment in Brazil and the United States.

Interest expense increased by $1.4 million during the first nine months of 2005 compared with the first nine months of 2004 because of higher debt levels and increased interest rates.  Other income was $1.4 million favorable during the first nine months compared with the prior-year period as a result of currency exchange rate gains in Brazil and a gain on the sale of property in Indonesia.   The effective income tax rate was 27 percent for the first nine months of 2005 compared with 26 percent for the prior-year period.

Year-to-date net income in 2005 was $16.6 million compared with net income of $25.5 million in 2004.  Diluted earnings per share were $1.07 for the first nine months of 2005 compared with $1.65 for the prior-year first nine months.

Cash Flow Items and Quarterly Dividend

Capital spending was $5.2 million during the third quarter of 2005 compared with $10.8 million during the prior-year quarter.  Year-to-date 2005 capital spending was $13.4 million, compared with $33.9 million for the first nine months of 2004.

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Capital spending for a new reconstituted tobacco leaf production line in France totaled $1.9 million during the third quarter of 2004 and $6.7 million during the first nine months of last year.  In Brazil, $3.3 million was spent during the prior-year quarter related to the Company’s new cigarette paper manufacturing strategy, with $10.7 million spent during the first nine months of 2004 in Brazil and the United States.  During the first nine months of 2005, $0.8 million was spent in Brazil to complete installation of a new cigarette paper machine.  The Company’s capital spending is expected to total approximately $20 million each year in 2005 and 2006.

During the third quarter of 2005, the Company made cash pension contributions totaling $4.4 million, with pension contributions for the first nine months of $9.4 million and for the full year anticipated to be approximately $15 million.

During the third quarter, Schweitzer-Mauduit did not repurchase any shares of its common stock.  Future common stock repurchases will be dependent upon various factors, including stock price, strategic opportunities and cash availability.

Schweitzer-Mauduit also announced a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on December 12, 2005 to stockholders of record on November 14, 2005.

Business Comments and Outlook

Mr. Deitrich added, “Schweitzer-Mauduit’s margins and earnings were comparable to the second quarter of 2005, but well below the financial results obtained during the third quarter of 2004, reflecting more challenging market conditions versus the prior year.  We continue to be unable to offset significant inflationary cost increases through improved mill operations or higher selling prices.  The financial results are also being unfavorably impacted by currency exchange rate changes and higher interest expense.  These negative factors are expected to continue to unfavorably impact our financial results for the balance of the year.

“Cost pressures are expected to continue, reflected in higher purchased energy, purchased materials, labor and employee benefit expenses.  These inflationary cost increases are expected to have an unfavorable impact on the full year of approximately $20 million or $0.84 per share, with purchased energy accounting for roughly one-half of this amount.  The weakened dollar continues to put pressure on our operating profit, especially in Brazil, where costs are largely tied to the local currency while selling prices are often linked to the dollar.  The Brazilian real has continued to strengthen versus the dollar, more than previously expected, and, for the full year, the unfavorable currency impact on operating profit in Brazil is expected to be approximately $4 million or $0.17 per share.   The Company’s effective income tax rate is expected to be approximately 27 to 28 percent, higher than the 22 percent effective income tax rate in 2004.  The prior-year effective income tax rate benefited from utilization of foreign tax credits in the United States and other non-recurring tax items in France.  The higher effective income tax rate is expected to have a negative impact of approximately $0.15 per share compared with the prior year.

“In addition to these negative factors experienced during the first nine months of 2005, further weakness is expected in Schweitzer-Mauduit’s sales of tobacco-related papers from our French operations.  This anticipated weakness in both sales volumes and selling prices is the result of reduced cigarette consumption in several western European countries, in part due to increased taxes, and new cigarette paper manufacturing capacity that was added by European competitors

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in 2003 and 2004.  As a result of this market weakness, we will continue to incur paper machine down time in France.  In addition, it is likely that increased paper machine down time will be required in the United States and Brazil during the fourth quarter, reflecting weakness in tobacco-related papers sales and to achieve lower inventory levels.

“Sales of cigarette papers for lower ignition propensity cigarettes are expected to contribute positively to operating results during the fourth quarter.  Sales of these higher margin cigarette papers are expected to increase in support of the requirement for lower cigarette ignition propensity properties for all cigarettes manufactured or imported into Canada on or after October 1, 2005.  Earlier this month, the State of California enacted legislation that requires lower ignition propensity properties for all cigarettes sold in California beginning in January 2007.

“Although sales volumes of reconstituted tobacco leaf products were above the comparable prior-year quarter during the second and third quarters of 2005, it now appears that for full-year 2005, RTL sales volumes will be near or slightly below the 2004 sales level.  The lower than previously anticipated RTL sales volumes in the fourth quarter are the result, in part, of a recent delay from 2005 to 2006 in the requested shipment dates for a significant RTL order and inventory adjustments by some customers.

“The Company is now expecting diluted earnings per share for full-year 2005 to be in the range of $1.25 to $1.30.  This level of earnings is not acceptable and we are taking steps to achieve future earnings improvement.  We are pursuing selling price increases for 2006 and opportunities for increased RTL sales volumes.  We are evaluating how to operate our production facilities more effectively with reduced tobacco-related papers volume, while lowering the manufacturing costs of cigarette papers for lower ignition propensity cigarettes.  We are also controlling nonmanufacturing and operating expenses to partially offset the inflationary cost increases.  Our capital spending is being managed lower, with an emphasis on projects that will most immediately contribute to improved earnings.”

Conference Call

Schweitzer-Mauduit will hold a conference call to review third quarter 2005 results with investors and analysts at 10:30 a.m. eastern time on Thursday, October 27, 2005.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,700 people worldwide, with operations in the United States, France, Brazil, Indonesia, the Philippines and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently the total cost of these items has been increasing, and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2004, 48 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and lower ignition propensity cigarette papers.  A significant change in the sales or pricing of these higher margin products could have a material impact on future financial results.

•                  In recent years, governmental entities around the world, particularly in the United States, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2004.

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30,

(U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2005	2004	Change
Net Sales	$165.7	$164.1	+1.0%
Cost of products sold	141.3	132.5	+6.6
Gross Profit	24.4	31.6	-22.8

Selling expense	5.5	6.2	-11.3
Research expense	2.0	2.2	-9.1
General expense	6.2	6.5	-4.6
Total nonmanufacturing expenses	13.7	14.9	-8.1

Operating Profit	10.7	16.7	-35.9
Interest expense	1.7	1.1	+54.5
Other income, net	0.6	0.4	+50.0
Income Before Income Taxes and Minority Interest	9.6	16.0	-40.0
Provision for income taxes	2.3	4.2	-45.2
Income Before Minority Interest	7.3	11.8	-38.1
Minority interest in earnings of subsidiaries	1.5	1.5	—
Net Income	$5.8	$10.3	-43.7%

Net Income Per Share:
Basic	$0.38	$0.69	-44.9%
Diluted	$0.37	$0.67	-44.8%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,188,000	14,797,700
Diluted, including Common Share Equivalents	15,390,100	15,321,800

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

 (U.S. $ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

Unaudited	2005	2004	Change
Net Sales	$494.5	$485.6	+1.8%
Cost of products sold	419.8	395.3	+6.2
Gross Profit	74.7	90.3	-17.3

Selling expense	17.8	20.3	-12.3
Research expense	7.0	6.8	+2.9
General expense	18.9	20.3	-6.9
Total nonmanufacturing expenses	43.7	47.4	-7.8

Operating Profit	31.0	42.9	-27.7
Interest expense	4.5	3.1	+45.2
Other income, net	2.1	0.7	N.M.
Income Before Income Taxes and Minority Interest	28.6	40.5	-29.4
Provision for income taxes	7.8	10.6	-26.4
Income Before Minority Interest	20.8	29.9	-30.4
Minority interest in earnings of subsidiaries	4.2	4.4	-4.5
Net Income	$16.6	$25.5	-34.9%

Net Income Per Share:
Basic	$1.10	$1.71	-35.7%
Diluted	$1.07	$1.65	-35.2%

Dividends Declared Per Share	$0.45	$0.45

Average Common Shares Outstanding:
Basic	15,118,700	14,850,900
Diluted, including Common Share Equivalents	15,464,900	15,427,200

N.M. - Not Meaningful

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. $ IN MILLIONS)

	September 30,	December 31,
Unaudited	2005	2004
ASSETS
Cash and cash equivalents	$6.2	$4.5
Accounts receivable	100.1	97.7
Inventories	137.1	119.6
Other current assets	13.6	9.9
Net property, plant and equipment	423.0	453.2
Other noncurrent assets	33.3	32.2
Total Assets	$713.3	$717.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$30.4	$50.9
Other current liabilities	141.6	155.5
Long-term debt	102.8	63.0
Pension and other postretirement benefits	40.8	47.8
Deferred income tax liabilities	39.8	39.3
Deferred revenue	31.4	35.9
Other noncurrent liabilities	19.7	18.7
Minority interest	12.3	13.4
Stockholders’ equity	294.5	292.6
Total Liabilities and Stockholders’ Equity	$713.3	$717.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

FOR THE NINE MONTHS ENDED SEPTEMBER 30,

(U.S. $ IN MILLIONS)

Unaudited	2005	2004
Net income	$16.6	$25.5
Depreciation and amortization	29.6	26.9
Amortization of deferred revenue	(5.7)	(4.2)
Deferred income tax provision	0.9	5.7
Minority interest in earnings of subsidiaries	4.2	4.4
Other items	(4.1)	—
Net changes in operating working capital	(29.2)	(29.4)
Cash Provided by Operations	12.3	28.9

Capital spending	(13.4)	(33.9)
Capitalized software costs	(0.5)	(1.9)
Acquisitions, net of cash acquired	(11.9)	(8.4)
Other investing	(5.4)	(1.3)
Cash Used for Investing	(31.2)	(45.5)

Cash dividends paid to SWM stockholders	(6.8)	(6.7)
Cash dividends paid to minority owners	(3.6)	(3.8)
Purchases of treasury stock	(1.0)	(7.5)
Changes in debt	26.1	32.2
Other financing	5.9	5.4
Cash Provided by Financing	20.6	19.6

Increase in Cash and Cash Equivalents	$1.7	$3.0

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SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

BUSINESS SEGMENT REPORTING

(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, Indonesia and the Philippines because the results of the Indonesian and Philippine operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

Net Sales	For the three months ended September 30,			For the nine months ended September 30,
	2005	2004	% Change	2005	2004	% Change
United States	$54.1	$49.2	+10.0%	$160.8	$147.2	+9.2%
France	102.0	106.4	-4.1	308.9	313.5	-1.5
Brazil	15.3	13.2	+15.9	43.0	36.9	+16.5
Subtotal	171.4	168.8		512.7	497.6

Intersegment sales by:
United States	(0.3)	(0.4)		(1.1)	(0.7)
France	(3.3)	(3.3)		(12.3)	(9.2)
Brazil	(2.1)	(1.0)		(4.8)	(2.1)
Consolidated	$165.7	$164.1	+1.0%	$494.5	$485.6	+1.8%

Operating Profit	For the three months ended September 30,			For the nine months ended September 30,
	2005	2004	% Change	2005	2004	% Change
United States	$0.8	$0.8	—%	$0.4	$1.8	-77.8%
France	11.7	16.4	-28.7	34.0	43.0	-20.9
Brazil	(0.2)	1.4	N.M.	1.1	3.7	-70.3
Unallocated expenses	(1.6)	(1.9)		(4.5)	(5.6)
Consolidated	$10.7	$16.7	-35.9%	$31.0	$42.9	-27.7%

N.M. - Not Meaningful

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